Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VYREX CORPORATION

Vyrex Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”) on September 8, 2005, under the name VYREX (DELAWARE) CORPORATION, by its Chief Executive Officer does hereby certify that:

1. Pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the Corporation hereby amends and restates its Certificate of Incorporation as set forth below.

2. The amendment and restatement of the Certificate of Incorporation as set forth below was adopted by the Corporation’s Board of Directors on July 16, 2008.

3. The amendment and restatement of the Certificate of Incorporation as set forth below was approved by the stockholders of the Corporation at a meeting thereof duly noticed and held on August 6, 2008.

4. The undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the text of the Certificate of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

ONE: The name of this corporation is PowerVerde, Inc.

TWO: The address of the registered agent for service of process for the corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.

THREE: The nature of the business and the purpose for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR: The corporation is to have perpetual existence.

FIVE: In furtherance and not in limitation of the powers confined by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

SIX: The total number of shares of stock this corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares, divided into two classes of stock designated respectively “Common Stock” and “Preferred Stock”, both of which shall have a par value of $.0001 per share. The number of shares of Common Stock which this corporation shall have authority to issue is Two Hundred Million (200,000,000) shares. The number of shares of Preferred Stock which this corporation shall have authority to issue is Fifty Million (50,000,000) shares.

The Board of Directors of this corporation is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereon including, but not limited to, the determination of dividend, voting, liquidation, redemption and conversion rights, preferences and limitations and any other preferences and relative, participating, optional or other special rights. The Board of Directors is also authorized to increase or decrease the number of shares of any series before or after the issue of that series, but not above the total number of authorized and unissued shares of the series or below the number of shares of such series then outstanding.

SEVEN: Newly created directorships resulting from any increase in the number of directors, or vacancies in any existing directorships resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director in which the new directorship was created, or the vacancy occurred, and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

EIGHT:

(A) No Personal Liability.

A director or officer of the corporation shall not be personally liable to the corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director or officer, except liability for (i) acts or omissions which involve intentional misconduct, fraud or knowing violations of law; or (ii) the payment of distributions in violation of the General Corporation Law of Delaware.

(B) Indemnification.

1. Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, legal counsel, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, legal counsel, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless to the fullest extent authorized by the General Corporation

Law of Delaware, as the same exists or may hereafter be amended, (but in the case of any such amendment only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities, and loss including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

2. Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, legal counsel, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, legal counsel, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, (but in the case of any such amendment only to be the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and loss including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this Section (B) 2 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The right to indemnification conferred in this Article 8 shall be a contract right and shall include the right to be paid by the corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of any undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under Section (B) 1 of this Article is not paid in full by the corporation within forty five (45) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement(s), vote of Stockholders or disinterested directors or otherwise.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

NINE: At any regularly scheduled meeting of Stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting (a) by, or at the direction of, the Board of Directors, or (b) by any stock holder of the corporation who complies with the notice procedures set forth in this Article 9. For a proposal to be properly brought before a meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the corporation no less than 60 days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the Stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. A Stockholder’s notice to the Secretary shall set forth as to each matter the Stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the corporation’s books, of the Stockholder proposing such business and any other Stockholder known by such Stockholder to be supporting such proposal; (c) the class and number of shares of the corporation’s stock which are beneficially owned by the Stockholder on the date of such Stockholder’s notice and by any other Stockholders known by such Stockholder to be supporting such proposal on the date of such Stockholder notice; and (d) any financial interest of the Stockholder making the proposal or any other Stockholder known by such Stockholder to be supporting the proposal.

The presiding officer of the meeting shall determine and declare at or before the meeting whether the Stockholder proposal was made in accordance with the terms of this Article 9. If the presiding officer determines that a Stockholder proposal was not made in accordance with the terms of this Article 9, he or she shall so declare at the meeting and any such proposal shall not be acted upon at the meeting.

This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, directors and committees of the Board, but, in connection with such reports, no new business shall be acted upon at such meeting unless stated, filed and received as herein provided.

TEN: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock. Any such issuance of stock or securities convertible into stock shall be as directed by the Board of Directors, upon such terms as in its discretion it shall deem advisable.

ELEVEN: This corporation reserves the right at any time, and from time to time, to amend, modify or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights, preferences and privileges of any nature whatsoever conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of August, 2008.

By:	/s/ George Konrad
Name:	George Konrad
Title:	President

6